Exhibit 99.1

FOR IMMEDIATE RELEASE	JUNE 6, 2007

MAIR HOLDINGS, INC. REPORTS FISCAL 2007 FOURTH QUARTER
AND YEAR-END RESULTS

Minneapolis/St. Paul – (June 6, 2007) – MAIR Holdings, Inc. (the “Company”) (NASDAQ: MAIR) today reported a net loss of $1.2 million, or $0.06 per diluted share, for the fiscal 2007 fourth quarter ended March 31, 2007 compared to a net loss of $54.1 million, or $2.63 per share, during the same quarter a year ago.

For the fiscal year ended March 31, 2007, the Company reported a net loss of $7.4 million, compared to a net loss of $82.8 million in fiscal 2006.  On a per-share basis, the fiscal 2007 results equal a net loss of $0.36 per basic and diluted share compared to a net loss of $4.02 per basic and diluted share in fiscal 2006.  In fiscal 2006, MAIR recorded a $40 million loss in its equity position in Mesaba Aviation and a $50.2 million impairment charge primarily due to the Northwest Airlines bankruptcy and subsequent Mesaba bankruptcy.

The Company’s $1.2 million net loss in the fourth quarter of fiscal 2007 was the result of a $2.8 million net loss at Big Sky Airlines and additional expenses the Company recorded in connection with Mesaba’s bankruptcy.   These losses were offset by a $2.0 million benefit for income taxes primarily due to an IRS settlement.  Big Sky’s losses were impacted by an $0.8 million pre-tax expense associated with the return of its Metro aircraft fleet, start-up expenses for the new Boston route expansion with Delta Air Lines and seasonally reduced travel typical of the fourth fiscal quarter.

“The fourth quarter of fiscal 2007 marked the culmination of 18 months of effort to resolve Mesaba’s bankruptcy,” said Paul F. Foley, MAIR’s president and chief executive officer.  “During the fourth quarter, the Company successfully negotiated with Northwest to obtain concessions regarding Mesaba’s plan of reorganization while simultaneously negotiating and closing on the purchase of Northwest’s equity holdings in the Company.  As a result, during fiscal 2008, the Company could receive up to $44 million in cash distributions from Mesaba’s bankruptcy estate.

“With these activities successfully completed, the Company is executing its strategy of identifying airline-related investments,” Foley continued.  “The Company’s management and board of directors will continue during fiscal 2008 to identify airline industry opportunities that can benefit from the strong balance sheet and management skills the Company has to offer.  Any investment the Company considers will be evaluated against the benefit of returning capital to our shareholders.”

During the fourth quarter, MAIR and Northwest entered into a Stock Purchase Agreement under which MAIR repurchased from Northwest all of the common stock of MAIR owned by Northwest.  Specifically, MAIR purchased 5,657,113 shares of stock from Northwest at a purchase price of $6.25 per share.  The closing for the stock purchase occurred on March 12, 2007, at which time MAIR paid Northwest $4.25 per share, or approximately $24 million, and Northwest returned all of the shares to MAIR for cancellation.  Northwest’s warrant to purchase additional shares of MAIR’s stock was also cancelled on that date.  MAIR will be required to pay to Northwest the remaining $2.00 per share, or approximately

$11.3 million, the earlier of October 22, 2007 or the date on which MAIR receives at least $25 million in distributions from Mesaba’s bankruptcy estate on account of MAIR’s equity interest in Mesaba.

As previously disclosed, Mesaba voluntarily filed for Chapter 11 bankruptcy protection on October 13, 2005, after which Mesaba operated its business as a debtor-in-possession. On April 24, 2007, Mesaba exited bankruptcy as a wholly-owned subsidiary of Northwest and, therefore, is no longer owned by the Company.  As a result, Mesaba’s assets and liabilities have been removed from the Company’s condensed consolidated balance sheet as of October 13, 2005 and through March 31, 2007. Mesaba’s results of operations have been removed from the Company’s condensed consolidated results of operations and cash flows since October 13, 2005, but continue to be included in such condensed consolidated financial statements for periods prior to Mesaba’s bankruptcy filing.

MAIR has accounted for Mesaba’s financial results under the equity method of accounting since October 13, 2005, and effective March 31, 2006, MAIR recorded an $8.9 million impairment charge to write off its remaining equity investment in Mesaba.  As of March 31, 2007, Mesaba reported a net loss of $71.3 million.  MAIR did not record any additional losses in Mesaba during fiscal 2007 that would have made MAIR’s equity investment in Mesaba negative due to MAIR not having any further obligations to fund any of Mesaba’s additional losses.

QUARTERLY CONFERENCE CALL

MAIR will conduct a live webcast to discuss its fourth quarter and full year results today, June 6, 2007 at 10:00 A.M. (central time).  The webcast will be available through MAIR’s web site at www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR’s primary business unit is its regional airline subsidiary Big Sky Transportation Co. d/b/a Big Sky Airlines.  MAIR is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR is available on the Internet at www.mairholdings.com.

Big Sky currently serves 24 communities in 10 states with a fleet of 19 passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and US Air which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky also operates in the northeast as a Delta Connection partner.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation

Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Bob Hanvik – 612-573-3100
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share information)

	Quarter Ended		Year Ended
	March 31		March 31
	2007	2006 (1)	2007	2006 (1)
Operating revenues:
Passenger	$3,181	$3,229	$14,185	$228,920
Freight and other	2,573	2,214	9,747	27,359
Total operating revenues	5,754	5,443	23,932	256,279
Operating expenses:
Wages and benefits	3,041	2,561	11,189	88,666
Aircraft fuel	1,323	1,285	5,434	4,826
Aircraft maintenance	1,020	962	3,785	49,940
Aircraft rents	453	426	1,812	56,251
Landing fees	85	97	347	5,781
Insurance and taxes	222	678	1,900	5,368
Depreciation and amortization	162	207	697	8,127
Administrative and other	4,421	4,789	13,390	49,818
Impairment and other charges	—	8,935	—	50,203
Total operating expenses	10,727	19,940	38,554	318,980

Operating loss	(4,973)	(14,497)	(14,622)	(62,701)

Nonoperating income (expense):
Nonoperating income, net	1,381	1,413	5,220	5,964
Loss before income taxes	(3,592)	(13,084)	(9,402)	(56,737)

Equity in loss of Mesaba Aviation, Inc.	—	(39,619)	—	(39,953)

Benefit (provision) for income taxes	2,348	(1,385)	1,997	13,842
Net loss	$(1,244)	$(54,088)	$(7,405)	$(82,848)

Loss per common share - basic	$(0.06)	$(2.63)	$(0.36)	$(4.02)
Loss per common share - diluted	$(0.06)	$(2.63)	$(0.36)	$(4.02)

Weighted average shares outstanding - basic	19,556	20,592	20,333	20,584
Weighted average shares outstanding - diluted	19,556	20,592	20,333	20,584

MAIR Holdings, Inc

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	March 31	March 31
	2007	2006
Assets:
Cash and cash equivalents	$28,593	$47,135
Short-term investments	26,068	44,117
Other current assets	8,678	7,184
Net property and equipment	1,680	1,423
Long-term investments	11,357	19,484
Other assets, net	15,314	2,599
Total assets	$91,690	$121,942

Liabilities and Shareholders’ Equity:
Current liabilities	$23,403	$12,571
Other liabilities and deferred credits	1,081	772
Shareholders’ equity	67,206	108,599
Total liabilities and shareholders’ equity	$91,690	$121,942

(1)          Fiscal 2006 amounts reflect the deconsolidation of Mesaba’s financial results effective October 13, 2005.

Big Sky Airlines
Selected Operating Statistics
(unaudited)

	Quarter Ended				Year Ended
	March 31				March 31
			Favorable				Favorable
	2007	2006	(Unfavorable)		2007	2006	(Unfavor)

Big Sky Transportation Co.
Passengers	26,038	27,998	-7.0%		112,917	113,525	-0.5%
ASMs (000s)	19,339	20,652	-6.4%		83,829	77,786	7.8%
RPMs (000s	7,411	7,821	-5.2%		32,656	32,193	1.4%
Load Factor	38.3%	37.9%	0.4	pts	39.0%	41.4%	-2.4	pts
Departures	5,217	5,645	-7.6%		22,143	21,615	2.4%
Revenue per ASM (cents)	29.8	26.4	12.9%		28.5	26.3	8.4%
Cost per ASM (cents)	44.5	36.7	-21.3%		34.4	36.3	5.2%